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Exhibit 5.1

SCHULTE ROTH & ZABEL LLP

919 Third Avenue
New York, NY 10022
(212) 756-2000
fax (212) 593-5955

www.srz.com

August 4, 2009

Dyncorp International Inc.
3190 Fairview Park Drive, Suite 700
Falls Church, VA 22042

Ladies and Gentlemen:

        We have acted as special counsel to Dyncorp International Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of a maximum of 11,500,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), by the selling stockholder indicated in the Registration Statement. The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In our capacity as special counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement and the offer and sale of the Shares as contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied, to the extent we deemed appropriate, upon statements and representations of officers and other representatives of the Company and others.

        Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus that forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Schulte Roth & Zabel LLP

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SCHULTE ROTH & ZABEL LLP 919 Third Avenue New York, NY 10022 (212) 756-2000 fax (212) 593-5955 www.srz.com